Exhibit 10.29
EMPLOYMENT AGREEMENT
(General Manager)
     THIS EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into effective as of the 22nd day of January 2007, by and between Cardinal Ethanol, LLC, an Indiana limited liability company (“Cardinal Ethanol”) and Jeff Painter (“Employee”).
     WHEREAS, the parties acknowledge that Cardinal Ethanol was formed for the purpose of developing and operating a 100 million gallon dry mill ethanol plant near Harrisville, Indiana (“Business of Cardinal Ethanol”); and
     WHEREAS, the parties agree and acknowledge the Business of Cardinal Ethanol is a highly competitive one, both inside of and outside the state of Indiana; and
     WHEREAS, the parties agree and acknowledge Cardinal Ethanol has, is and will likely continue to develop valuable confidential techniques and valuable proprietary, trade secret and confidential information, forms and methods for use in the Business of Cardinal Ethanol; and
     WHEREAS, Employee agrees and acknowledges that Employee will have access to said valuable techniques and employ said valuable proprietary, trade secret and confidential information, forms and methods in earning income in the employ of Cardinal Ethanol; and
     WHEREAS, as a condition of employment of Employee by Cardinal Ethanol, the parties mutually agree that secrecy is required in connection with the Business of Cardinal Ethanol and in connection with the identity of Cardinal Ethanol’s confidential, proprietary and trade secret information, and that accordingly, it is vital that Cardinal Ethanol be protected from direct or indirect competition from Employee during his employment and for a reasonable period of time thereafter; and
     WHEREAS, Cardinal Ethanol and Employee now desire to provide for the employment of Employee by Cardinal Ethanol, after the effective date of this Agreement, upon the terms and conditions set forth in this Agreement.
     NOW, THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
     1. Employment and Duties. Cardinal Ethanol hereby employs Employee and Employee hereby accepts employment upon the terms and conditions set forth in this Agreement. Employee shall be the General Manager and shall report directly to the President or to such other person as the President designates. Employee shall devote substantially his entire time and attention to the business of Cardinal Ethanol. In so doing, Employee agrees to contribute his best skills and services at all times for the business and benefit of Cardinal Ethanol.
     2. Term and Termination of Employment. Employee’s initial term of employment under this Agreement shall commence on the effective date of this Agreement and shall continue thereafter for a period of three years. At the expiration of the initial term, Employee’s term of employment shall automatically renew on each one-year anniversary thereafter for successive one-year renewal terms unless otherwise terminated by either party by providing the other with not less than Sixty (60) days prior written notice of such party’s intention to terminate this Agreement. Notwithstanding the foregoing, however, the parties acknowledge and agree that: (i) Employee’s employment hereunder shall immediately terminate upon Employee’s death or disability (which, for purposes of this Agreement, “disability” shall mean any physical or mental impairment that prevents Employee from performing the essential functions of his position with or without accommodation); and (ii) Cardinal Ethanol shall have the right to terminate Employee’s employment “For Cause” upon Ten (10) days prior written notice to Employee. For purposes of this Agreement, the term “For Cause” shall have the following meaning:
A.	Employee’s gross negligence, willful misconduct in the performance of the duties and services required of Employee pursuant to this Agreement or as assigned by Cardinal Ethanol’s board of directors;

B.	Employee’s conviction of a felony or serious misdemeanor;

C.	Employee’s material breach of any material provision of this Agreement which remains uncorrected for thirty (30) days following notice to Employee by Cardinal Ethanol for such breach;

D.	Misconduct in connection with the performance of any of Employee’s duties, including, without limitation, misappropriation of funds or property of the Company, securing or attempting to secure personally any profit in connection with any transaction entered into on behalf of the Company, misrepresentation to the Company, or any violation of law or regulations on Company premises or to which the Company is subject;

E.	Commission by Employee of dishonesty, theft, or unethical business conduct, or conduct that impairs or injures the reputation of, or harms the Company;

F.	Disloyalty by the Employee or failure to cooperate in any investigation by or on behalf of the Company.

     3. Base Salary. For all services rendered by Employee to Cardinal Ethanol hereunder, Employee shall be paid an annual base salary of One Hundred Fifty-Six Thousand Dollars ($156,000), which base salary payments shall be paid in bi-weekly installments and from which such base salary payments Cardinal Ethanol shall deduct all applicable withholding taxes. Employee shall be paid a 10% increase to his base salary at the time the ethanol plant first begins producing ethanol.
     4. Incentive Bonus. In addition to the base salary set forth in paragraph 3, Employee may be entitled to an incentive performance bonus during the term of his employment as determined by Cardinal Ethanol’s board of directors in its sole discretion. Eligibility for the incentive performance bonus will be determined by utilizing Christianson Benchmark Standards or other mutually agreed upon standards which may include but will not be limited to cost of inputs, efficiency of the plant, profit of the plant and distributions to members, personal commitment plan, and safety. The eligibility standards matrix will be set up in cooperation with the general manager for all management positions. The amount of the incentive bonus will be determined by our board of directors in its sole discretion but will not exceed 50% of base salary.
     5. Expenses. During the period of employment, Cardinal Ethanol shall furnish Employee with an office and with such other equipment, supplies, reimbursement for reasonable business expenses, facilities and technical services as Employee may reasonably require for the performance of his duties hereunder, as determined by Cardinal Ethanol in its sole discretion.
     6. Paid Time Off and Other Benefits. Employee shall be entitled to not less than 140 hours per year of Paid Time Off (“PTO”), plus holidays as designated by Cardinal Ethanol in its sole discretion, each year of his employment hereunder. Employee may roll over into the following year forty hours of accrued but unused PTO. Any additional accrued but unused PTO time will not be rolled over into the following year or paid out at the end of the year. Employee shall be entitled to participate in any health and other benefit plans offered, in the sole discretion of the board of directors, to full-time employees of Cardinal Ethanol, subject to the eligibility requirements imposed by such plans. Cardinal Ethanol will compensate Employee a gross amount sufficient to net the COBRA payment necessary (or to purchase an individual health plan) to allow him to continue his insurance uninterrupted until such time as Cardinal Ethanol establishes a group health insurance plan. Cardinal Ethanol will provide Employee with a company owned or leased vehicle for necessary business travel. Employee shall be responsible for maintaining at all times a valid driver’s license to operate such vehicle. Cardinal Ethanol shall also pay employee a Thirty Thousand Dollar ($30,000) signing bonus at the time this Agreement is executed and Twenty Thousand Dollars ($20,000) for reimbursement for moving expenses to be paid as receipts are turned in by Employee for such expenses. Any remainder of the $20,000 not already paid will be paid to Employee upon the completion of the move.

     7. Fringe Benefits. Employee shall be entitled to participate in all fringe benefit or incentive compensation programs that may be authorized or adopted from time to time by Cardinal Ethanol, including but not limited to Cardinal Ethanol’s 401K plan, provided, however, the participation of Employee in the various fringe benefit programs offered by Cardinal Ethanol shall be subject to the eligibility standards of each such program, and, if applicable, any underwriting standards of the insurance companies providing such benefits. Cardinal Ethanol will match up to 3% of any amount contributed by Employee into his 401K plan.
     8. Payment Upon Termination. In the event Employee’s employment hereunder is terminated by Cardinal Ethanol other than by reason of a termination For Cause as set forth in paragraph 2 above, then, Cardinal Ethanol shall continue to pay Employee’s salary and fringe benefits through the end of the initial three year term. In the event that Employee breaches any of the restrictive covenants set forth in paragraphs 9 through 13 below, such severance payments shall immediately cease. In the event that Employee is terminated For Cause as set forth in paragraph 2 above, Employee shall not have any right to receive compensation or other benefits, other than as required by law, for any period after a termination For Cause.
     9. Confidentiality. During his employment and thereafter, Employee shall treat and keep secret all matters relating directly or indirectly to the Business of Cardinal Ethanol, including, but not limited to, the content of all manuals, memoranda, production statements, sales records, business methods, systems and forms, production records, billing rates, cost rates, employee salaries and work histories, customer and supplier lists, mailing lists, processes, inventions, technology, software, formulas, job production and cost records, special terms with suppliers or customers or any other information relative to any past, present or prospective customers as completely confidential information entrusted to Employee solely for use in capacity as an employee of Cardinal Ethanol. Employee further agrees not to keep and/or use any papers, records, or any information whatsoever relative to any of the matters referred to in the preceding sentence, nor shall Employee furnish, make available or otherwise divulge any such information to any person during or after Employee’s employment by Cardinal Ethanol, unless specifically instructed to do so in writing signed by the President or his designee. Notwithstanding the foregoing, any confidential information in the possession of Employee prior to employment with Cardinal Ethanol shall not be deemed to be confidential or governed by this provision.
     10. Covenant Not to Compete. During the period of this Agreement (the “Non-competition Period”), Employee shall not, directly or indirectly, by or for himself or through others as his agent:
a.	work for, promote or sell anywhere within: a one hundred (100) mile radius of Cardinal Ethanol’s plant located in Harrisville, Indiana (the “Territory”) any business which is similar to or directly in competition with the Business of Cardinal Ethanol as then being conducted by Cardinal Ethanol, unless mutually agreed upon by both parties; or

b.	own, manage, operate, control, participate in, rendered advice to, or have any right to or interest in any other business which provides products or services anywhere in the Territory which compete in any way with the Business of Cardinal Ethanol as then being conducted by Cardinal Ethanol, unless mutually agreed upon by both parties.
     11. Covenants Not To Disclose or Interfere. Employee further agrees that Employee shall not, directly or indirectly, either for himself or any other person, firm or corporation:
a.	except in Employee’s official capacities with Cardinal Ethanol, divulge, communicate, use or disclose, or permit others to use or disclose, any non-public information concerning Cardinal Ethanol or the Business of Cardinal Ethanol, and, upon request by Cardinal Ethanol, Employee will return all Confidential Information to Cardinal Ethanol;

b.	interfere with the business relationships of or disparage the good name or reputation of Cardinal Ethanol.
     12. Covenant Not To Solicit. Employee further agrees that Employee shall not, directly or indirectly, either for himself or any other person, firm or corporation:
a.	call upon, solicit, divert, take away or accept business from any of the customers or suppliers of Cardinal Ethanol in connection with any competitive enterprise operating in the Territory; or

b.	solicit for employment, retain or employ or become employed by any past or present employee of Cardinal Ethanol, or request, induce or advise any employee to leave the employ of or cease affiliation with Cardinal Ethanol in connection with any competitive enterprise operating in the Territory.
     13. Intellectual Property Rights. Employee agrees that any and all inventions, improvements, discoveries, formulas or processes relating to the Business of Cardinal Ethanol which have been invested, discovered or learned by Employee during or as a result of Employee’s employment by Cardinal Ethanol will be at once fully disclosed by Employee to Cardinal Ethanol and will be the sole and absolute property of Cardinal Ethanol.
     14. Enforcement. The necessity of protection against competition from Employee and the nature and scope of such protection has been carefully considered by the parties hereto. The parties agree and acknowledge that Cardinal Ethanol has a protectable interest in its confidential, proprietary and trade secret information and that the duration, scope and geographic areas applicable to the covenants not to compete and not to solicit described in this Agreement are fair, reasonable and necessary to protect such interest, that adequate compensation (in the form of Employee’s employment by Cardinal Ethanol under the terms of this Agreement) has been received by Employee for such obligations, and that these obligations (including specifically the obligations of Employee under Sections 8 through 12 of this Agreement, which the parties expressly agree survive the termination of this Agreement) do not prevent Employee from earning a livelihood. If, however, any court determines that any of the restrictions imposed on Employee under this Agreement are not completely enforceable because they are not reasonable, the parties hereby give the court the right and power to interpret, alter, amend or modify any or all of the terms contained herein to include as much of the scope, time period and geographic area as will render such restrictions reasonable and enforceable.
     Employee agrees that in the event of a breach or violation or attempted breach or violation of any or all of the Sections 8 through 12 above, said provisions will cause irreparable harm to Cardinal Ethanol and for that reason Employee further agrees that Cardinal Ethanol shall be entitled as a matter of right, to both temporary and permanent injunctive relief from any court of competent jurisdiction, restraining further violation of such covenants by the Employee, his employer, employees, partners, or agents. Employee further agrees to pay Cardinal Ethanol’s reasonable costs and expenses, including reasonable attorney fees, if Cardinal Ethanol brings an action and substantially prevails for breach of this Agreement by Employee. Cardinal Ethanol agrees to pay Employee’s reasonable costs and expenses, including reasonable attorney fees, if Cardinal Ethanol brings an action for breach of this Agreement by Employee, and Employee substantially prevails.
     15. Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of Indiana.
     16. Counterparts. This Agreement may be executed in one or more counterparts, all of which, taken together, shall be deemed one and the same Agreement.
     17. Further Acts. The parties hereto agree to perform such other acts that may be required to carry out the terms of this Agreement.
     18. Notices. Any and all notices, designations, offers, acceptances, or any other communication provided for herein shall be given in writing by registered or certified mail, postage prepaid, which shall be addressed, in the case of Employee, to his last known address on the payroll records of Cardinal Ethanol, and, in the case of Cardinal Ethanol, to 2 OMCO Square, Suite 201, Winchester, IN 47394.
     19. Binding Effect. This Agreement shall be binding upon the heirs, successors, legal representatives and assigns of the parties hereto, all of whom, regardless of the number of intervening transfers, shall be bound in the same manner as the parties hereto.

     20. Assignment; Benefit. This Agreement shall not be assigned by any party hereto except upon the written consent of the other party (except as to any assignment of this Agreement by Cardinal Ethanol to a successor to Cardinal Ethanol which conducts Cardinal Ethanol’s Business activities, for which the consent of the Employee shall not be required). Nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies under or by reason of this Agreement.
     21. Amendment. This Agreement sets forth the entire understanding of the parties and may not be amended, altered or modified except by written agreement between the parties.
     22. Legal Fees. In the event either party to this Agreement sues the other party alleging a violation of any term of this Agreement, the prevailing party shall be entitled to reimbursement from the non-prevailing party of the actual attorneys’ fees and costs incurred in such suit.
     23. Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendered invalid or unenforceable the remaining terms and provisions of this Agreement, or affecting the validity or unenforceability of any of the terms of this Agreement in any other jurisdiction.
     24. Captions. The captions herein are inserted for the convenience of reference only and shall be ignored in the construction or interpretation hereof.
     25. Other Employment Agreements. This Agreement supersedes and takes precedence over any previous employment agreement entered into between the parties hereto, whether written or oral.
     26. Waiver. Any waiver of any of the terms and/or conditions of this Agreement by any party shall not be construed to be a general waiver of such terms and/or conditions, with or without notice to the other parties.
     27. Receipt and Understanding. By signing this Agreement, Employee acknowledges that Employee has read all of this Agreement, has asked whatever questions he deems appropriate, understands this Agreement in full and has received a copy of this Agreement.

     IN WITNESS WHEREOF, each party hereto has executed this Agreement effective as of the date first above written.

CARDINAL ETHANOL, LLC		EMPLOYEE:

By:	/s/ Troy Prescott	/s/ Jeffrey L. Painter

	Troy Prescott, President	Jeff Painter